 EX-FILING FEES

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Issuer:

Enbridge Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Shares, no par value per share	457(r)	102,913,500	$32.87	$3,382,766,745	0.0001102	$372,780.90

	Total Offering Amounts					$3,382,766,745		$372,780.90

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$372,780.90

(1)       Includes common shares of the registrant subject to the underwriters’ option to purchase additional common shares to cover over-allotments, if any.

(2)       The U.S. dollar equivalent of the proposed maximum offering price per unit (CAD$44.70) has been calculated using a Canadian dollar/U.S. dollar exchange rate of CAD$1.36 = US$1.00 as of September 1, 2023, as published by Thomson Reuters.